Exhibit 99.1

Poseida Therapeutics Announces Board Change

Eric Ostertag, M.D., Ph.D., Founder and current Executive Chairman, to retire from the Board of Directors and remain a consultant to the Company

SAN DIEGO, January 31, 2023 — Poseida Therapeutics, Inc. (Nasdaq: PSTX), a clinical-stage cell and gene therapy company advancing a new class of treatments for patients with cancer and rare diseases, today announced that Eric Ostertag, M.D., Ph.D., has resigned as Executive Chairman and will retire from the Board of Directors effective February 3, 2023. However, Dr. Ostertag will continue as a consultant to the Company to advise on technical and scientific matters.

“I founded Poseida eight years ago as a spinout of a genetic engineering company called Transposagen to revolutionize cell and gene therapeutics by moving away from more traditional, first-generation virus-based approaches,” Dr. Ostertag said. “After leading and growing Transposagen and then Poseida as CEO for approximately 20 years, I decided to transition to the Executive Chairman role in February 2022. I have decided now is the time for me to focus more on my family and retire from this role. It has been an honor to lead the many talented employees who have built Poseida into a leading genetic engineering Company and a privilege to create therapeutics that have the potential to help numerous patients with unmet medical need. I am confident that the Poseida Board, Poseida leadership and all the extremely talented Poseida employees are well positioned to continue advancing Poseida’s cell and gene therapies with the capacity to cure.”

“It has been my privilege to work closely with Eric since I joined the executive team at Poseida five years ago. On behalf of our Board and the Company, I would like to thank Eric for his vision and truly differentiated approach to developing new treatment options for patients with cancer and rare genetic disease,” said Mark Gergen, Chief Executive Officer of Poseida. “All of us at Poseida are grateful to Eric and look forward to engaging with him in a consulting capacity and to have the continuing benefit of his expertise as we move forward.”

As Poseida’s founding CEO, Dr. Ostertag directed the Company’s spin out from Transposagen Biopharmaceuticals, Inc., a biotechnology company. Dr. Ostertag also founded Transposagen, where he was CEO from 2003 to 2015. Dr. Ostertag earned his M.D. and Ph.D. from the University of Pennsylvania. Under his leadership, Poseida has grown substantially, raised significant private capital and successfully completed its IPO in 2020. The Company has also built a significant global intellectual property portfolio; received FDA clearance on four Investigational New Drug (IND) applications for novel cell therapies, dosed over 100 patients in clinical trials; and established multiple collaborations, including collaborations in cell therapy with Roche and in gene therapy with Takeda.

About Poseida Therapeutics, Inc.

Poseida Therapeutics is a clinical-stage biopharmaceutical company advancing differentiated cell and gene therapies with the capacity to cure certain cancers and rare diseases. The Company’s pipeline includes allogeneic CAR-T cell therapy product candidates for both solid and liquid tumors as well as in vivo gene therapy product candidates that address patient populations with high unmet medical need. Poseida’s approach to cell and gene therapies is based on its proprietary genetic editing platforms, including its non-viral Super piggyBac® DNA Delivery System, Cas-CLOVER™ Site-Specific Gene Editing System and nanoparticle and hybrid gene delivery technologies. The Company has formed global strategic collaborations with Roche and Takeda to unlock the promise of cell and gene therapies for patients. Learn more at www.poseida.com and connect with Poseida on Twitter and LinkedIn.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding, among other things, expected plans with respect to clinical trials; anticipated timelines and milestones with respect to Poseida’s development programs; the potential benefits of Poseida’s technology platforms and product candidates; future roles and contributions of Poseida’s Board of Directors and leadership team; and Poseida’s plans and strategy with respect to developing its technologies and product candidates. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Poseida’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, Poseida’s reliance on third parties for various aspects of its business; risks and uncertainties associated with development and regulatory approval of novel product candidates in the biopharmaceutical industry; Poseida’s ability to retain key scientific or management personnel; the fact that the Poseida will have limited control over the efforts and resources that Roche and/or Takeda devote to advancing development programs under their respective collaboration agreements and Poseida may not receive the potential fees and payments under the collaboration agreements or fully realize the benefits of such collaborations; and the other risks described in Poseida’s filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Poseida undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor Contact:	Media Contact:
Alex Lobo	Sarah Thailing
Stern Investor Relations	Senior Director, Corporate Communications and IR
IR@poseida.com	Poseida Therapeutics, Inc.
PR@poseida.com